SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------
                       POST EFFECTIVE AMENDMENT NUMBER ONE
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                                TRSG, Corporation
             (Exact name of registrant as specified in its charter)


         Nevada                                            87-045382
         --------                                     -----------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


             500 East Cheyenne Avenue, North Las Vegas, Nevada 89030
                    (Address of principal executive offices)

                The Amended 2001 Benefit Plan of TRSG Corporation
                            (Full title of the plan)


                  Richard A. Bailey, 500 East Cheyenne Avenue,
                          North Las Vegas, Nevada 89030
                          -----------------------------
            (Name, address, including zip code, of agent for service)

   Telephone number, including area code, of agent for service: (702) 399-4328
                                 --------------

                         CALCULATION OF REGISTRATION FEE

Title of Securities to be       Amounts to        Proposed Maximum      Proposed Maximum     Amount of
Registered                      be                Offering Price Per    Aggregate Offering   Registration
                                Registered(1)     Share(2)              Price                Fee
Common Stock,                   1,000,000         $0.46                 $460,100             $115.00
$0.001  par value
==============================  ================  ============================  =========================== ==================

(1) The Shares of the Company to which this Amendment relates are being registered pursuant to the employee benefit plan of the Company as previously filed on October 5, 2001in a S-8 filing.
(2) Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of November 2, 2001, a date within five business days prior to the date of filing of this registration statement.

         This Post-Effective Amendment No. One to is being filed to reflect that the Board of Directors of TRSG Corporation (the "Company") has amended The Amended 2001 Benefit Plan of TRSG Corporation as filed by the Company in an S-8 filed on October 5, 2001, file no. 333-70998, which is incorporated herein by reference. This amendment will increase the number of shares to be included in the plan from four million (4,000,000) to five million (5,000,000). The amendment to The Amended 2001 Benefit Plan of TRSG Corporation is filed as Exhibit "E" hereto. The additional one million (1,000,000) shares are being registered hereby.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Las Vegas, Nevada on November 5, 2001.

                   TRSG, Corporation


                   By:  /s/ Richard A. Bailey
                       ---------------------------
                       Richard A. Bailey, as President
                       and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title              Date


/s/ Richard A. Bailey       Director           November 6, 2001
--------------------------
Richard A. Bailey.


 /s/ Florian R. Ternes      Director           November 6, 2001
--------------------------
Florian R. Ternes

Exhibit E

                            Post Effective Amendment
                                     to the
                  Amended 2001 Benefit Plan of TRSG Corporation

Effective this 5th day of November 2001, Paragraph 3 of the Amended 2001 Benefit Plan of TRSG Corporation shall be and hereby is amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of five million (5,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

ATTEST:

 /s/ Richard A. Bailey
-----------------------------
Richard A. Bailey, President

                           SELLERS & ASSOCIATES, P.C.
                         3785 Harrison Blvd., Suite 101
                                Ogden, Utah 84403
                       Phone 801-621-8128Fax 801-627-1639

                       Consent of Independent Accountants

November 7, 2001

TRSG Corporation
500 East Cheyenne Avenue
North Las Vegas, Nevada 89030


Gentlemen;

         We hereby consent to the use of our audit report dated April 6, 2001of TRSG Corporation for the year ended December 31, 2000 in the Form S-8 of TRSG Corporation dated November 7, 2001.



/s/ Sellers & Associates, P.C.

Sellers & Associates, P.C.